Exhibit 99.1

Industrial Services of America, Inc.

Reports Second Quarter 2014 Results

LOUISVILLE, KY (August 14, 2014) — Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and offers waste management programs and equipment to commercial customers, today reported financial results for the three and six months ended June 30, 2014.

Key Highlights for the Second Quarter ending June 30, 2014, as compared to same period in 2013

•                  Ferrous revenue increased 25%, on 23% higher unit volume

•                  Non-Ferrous revenue increased 10% on 12% higher unit volume

•                  Gross Profit improved 113% to $1.5 million

•                  Gross Margin improved from 1.8% to 5.3%

•                  EBITDA improved to $415,000 vs. EBITDA of ($336,000)

•                  Total revenue declined 29%, from $40 million to $29 million, marking the completion of ISA’s exit from stainless steel recycling

•                  ISA raised $3 million of equity from Recycling Capital Partners, LLC

•                  The Company refinanced its credit facility with a $17.8 million loan from Wells Fargo Bank, National Association

Commenting on the Company’s second quarter results, Sean Garber, President of ISA stated, “We are extremely pleased to have been able to increase both revenue and unit volume in our core Ferrous and Non-Ferrous business units, in spite of the challenging scrap market.  Since the beginning of 2014 we have expanded our customer base from whom we purchase scrap and increased the number of consumers to whom we sell scrap.  Not only has this reduced risk in our business, it has helped us generate higher metal margins.”

Key Highlights for the Six Months ending June 30, 2014, as compared to same period in 2013

•                  Year-to-date, Ferrous and Non-Ferrous revenue collectively increased 9% on 15% higher Ferrous unit volume and 5% higher Non-Ferrous unit volume

•                  Selling, general and administrative expenses decreased $798,000, a 20% reduction from operating expense levels in the first half of 2013

•                  Interest expense declined by 52% as a result of more favorable financing terms and the elimination of factoring fees

•                  EBITDA for the first six months of 2014 was $833,000.

Reflecting on ISA’s year-to-date results, Mr. Garber commented, “It is truly energizing to see the results that our team has produced in such a short period of time.  Everyone at ISA remains committed to finding better, more profitable ways of conducting our business.  As a result of the team’s intense focus on our business processes, we continue to find new ways to reduce costs and operate more efficiently.

“In addition to the operating improvements we have made, we are much better capitalized than we were at the beginning of 2014.  The $3 million equity investment by Recycling Capital Partners and the new Wells Fargo credit facility have strengthened our financial position.  These parties have expressed their commitment to facilitating ISA’s growth.

“Finally, we believe our Board will benefit from the recent addition of William Yarmuth and Vince Tyra as independent directors.  William and Vince bring relevant operating expertise and Board experience to ISA.  Each has a proven track record of leadership in growing his business both organically and through acquisitions.  This experience can benefit ISA as it analyzes similar opportunities.”

ISA’s 2014 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and offers waste management programs and equipment to commercial customers. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

Industrial Services of America, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(in thousands, except per share data)
Revenue from services	$1,319	$1,366	$2,436	$2,311
Revenue from product sales	27,314	38,757	51,872	72,570
Total revenue	28,633	40,123	54,308	74,881

Cost of sales for services	1,223	1,302	2,221	2,184
Cost of sales for product sales	25,902	38,114	49,809	70,566
Total cost of sales	27,125	39,416	52,030	72,750

Selling, general and administrative expenses	1,928	2,076	3,137	3,935

Loss before other income (expense)	(420)	(1,369)	(859)	(1,804)

Other income (expense)
Interest expense, including factoring fees and loan fee amortization	(248)	(591)	(485)	(1,021)
Interest income	—	1	1	2
Gain on sale of assets	47	21	106	38
Gain on lawsuit settlement	—	—	—	625
Other income (expense), net	(3)	—	(3)	9
Total other expense	(204)	(569)	(381)	(347)

Loss before income taxes	(624)	(1,938)	(1,240)	(2,151)

Income tax provision (benefit)	18	(700)	46	(799)

Net loss	$(642)	$(1,238)	$(1,286)	$(1,352)

Basic loss per share	$(0.09)	$(0.18)	$(0.18)	$(0.19)
Diluted loss per share	$(0.09)	$(0.18)	$(0.18)	$(0.19)

Weighted shares outstanding (in thousands):
Basic	7,240	7,069	7,155	7,007
Diluted	7,240	7,069	7,155	7,007

INDUSTRIAL SERVICES OF AMERICA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)
Net loss	$(642)	$(1,238)	$(1,286)	$(1,352)
Interest expense	248	591	485	1,021
Income tax expense (benefit)	18	(700)	46	(799)
Depreciation	791	839	1,588	1,699
Amortization	—	172	—	354
EBITDA (1)	$415	$(336)	$833	$923

(1) EBITDA is calculated by the Company as net income (loss) before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.